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                                                                      EXHIBIT 99

                               WILLBROS GROUP, INC.              [WILLBROS LOGO]


                                             CONTACT: Michael W.  Collier
                                                      Investor Relations Manager
NEWS RELEASE                                          Willbros USA, Inc.
                                                      (713) 403-8016

FOR IMMEDIATE RELEASE                                 Jack Lascar
                                                      Partner
                                                      DRG&E / (713) 529-6600


                           WILLBROS PRICES $60 MILLION

                        CONVERTIBLE SENIOR NOTES OFFERING

HOUSTON - March 5, 2004 - Willbros Group, Inc. (NYSE: WG) announced today the pricing of its private offering of $60 million aggregate principal amount of its Convertible Senior Notes due 2024, pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The sale of the convertible notes is expected to close on March 12, 2004. Willbros also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $10 million aggregate principal amount of the notes.

The notes will bear interest at the rate of 2.75% per annum. The notes are convertible into shares of Willbros' common stock at a conversion rate of
51.3611 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of $19.47 per share of common stock, subject to adjustment in certain circumstances. The notes will be convertible only upon the occurrence of certain specified events including, but not limited to, if, at certain times, the closing sale price of the Company's Common Stock exceeds 120% of the then current conversion price, or $23.36 per share based on the initial conversion price.

The convertible notes will mature March 15, 2024, and may not be redeemed by the Company prior to March 15, 2011. Holders of the convertible notes may require the Company to repurchase some or all of the convertible notes on March 15, 2011, 2014 and 2019.


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Willbros intends to use the net proceeds of the offering to:

      o     Retire existing indebtedness of $14 million;

      o     Provide capital to support expansion of current operations; and

      o Fund possible acquisitions of assets and businesses, which would complement Willbros' capabilities, including asset development.

The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes or the shares of common stock issuable upon conversion of the notes, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. This press release is being issued pursuant to Rule 135c under the Securities Act.

Willbros Group, Inc. is one of the leading independent contractors serving the oil, gas and power industries, providing construction, engineering and other specialty oilfield-related services to industry and government entities worldwide.

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